Exhibit 5.1

June 4, 2021

OpGen, Inc. 9717 Key West Avenue, Suite 100 Rockville, Maryland 20850

RE: OpGen, Inc. – Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to OpGen, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), and the issuance of up to (collectively, the “Shares”): (i) 1,003,421 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the Company’s 2015 Equity Incentive Plan, as amended and restated (the “2015 Plan”); and (ii) 1,300,000 shares of the Company’s Common Stock pursuant to the Company’s 2020 Stock Options Plan (the “2020 Plan,” and together with the 2015 Plan, the “Plans”).

In rendering this opinion, we have reviewed the Plans and such certificates, documents, corporate records and other instruments and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

The opinion expressed below is based on the assumption that the Registration Statement has been filed by the Company with the U.S. Securities and Exchange Commission and will have become effective before any of the Shares are issued, and that persons acquiring the Shares will do so strictly in accordance with the terms of the Plans and will receive a prospectus containing all the information required by Part I of the Registration Statement before acquiring such Shares. The opinion is also based on the assumption that the Shares will continue to be duly and validly authorized on the dates that the Shares are issued to participants pursuant to the terms of the Plans and, upon the issuance of any of the Shares, the total number of shares of common stock of the Company issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of common stock that the Company is then authorized to issue under its Amended and Restated Certificate of Incorporation.

Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to the applicable Plan in accordance with the terms and conditions thereof (including, where applicable, the payment of any exercise price, the satisfaction of any vesting or forfeiture restrictions and the achievement of applicable performance goals), will be legally issued, fully paid and non-assessable.

OpGen, Inc.

June 4, 2021

Our opinion is limited to the laws of the State of Delaware and the federal laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction.

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction. This opinion is given as of its date. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Sincerely yours,

/s/ Ballard Spahr LLP